Exhibit 10.6

EXECUTION COPY

OMNIBUS AMENDMENT TO SECURITIES PURCHASE AGREEMENT AND 12% SECURED PROMISSORY NOTE

This OMNIBUS AMENDMENT TO SECURITIES PURCHASE AGREEMENT AND 12% SECURED PROMISSORY NOTE (this “Agreement”) dated as of May 16, 2022, among RW National Holdings, LLC, a Delaware limited liability company (“RWN”), RW OpCo, LLC, a Delaware limited liability company (“OpCo,” and together with RWN, “Borrowers”), and St. Cloud Capital Partners III SBIC, L.P., a Delaware limited partnership (“Purchaser”).

R E C I T A L S:

WHEREAS, the Borrowers and the Purchaser are parties to that certain Securities Purchase Agreement dated as of November 7, 2016 (as amended hereby, and as the same may have heretofore been or may hereafter be further amended, modified, supplemented, extended, renewed, restated, replaced or otherwise modified (the “Purchase Agreement”));

WHEREAS, the Borrowers are the makers under that certain 12% Secured Promissory Note dated as of November 7, 2016 (as amended hereby, and as the same may have heretofore been or may hereafter be further amended, modified, supplemented, extended, renewed, restated, replaced or otherwise modified (the “Note”));

WHEREAS, as of the date hereof, Events of Default under the Purchase Agreement have occurred and are continuing, or are reasonably expected to occur and remain continuing, as set forth on Exhibit A attached hereto (collectively, the “Specified Defaults”);

WHEREAS, Borrowers have requested that, subject to the terms and conditions specified herein, (i) Purchaser forbear from exercising its rights as a result of the Specified Defaults, which are continuing or are reasonably expected to occur and remain continuing, and (ii) Purchaser agree to amend the Purchase Agreement and Note in certain respects; and

WHEREAS, Purchaser is willing to agree, in each case subject to the terms and conditions specified herein, to (i) forbear from exercising certain of its rights and remedies, and (ii) amend the Purchase Agreement and Note in certain respects.

NOW, THEREFORE, in consideration of the foregoing, and the respective agreements, warranties and covenants contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1. Interpretation. All capitalized terms used herein (including the recitals hereto) will have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein. The foregoing recitals, together with all exhibits attached hereto, are incorporated by this reference and made a part of this Agreement. Unless otherwise provided herein, all section and exhibit references herein are to the corresponding sections and exhibits of this Agreement.

1.2. Additional Definitions. As used herein, the following terms will have the respective meanings given to them below:

(a) “BCA” means that certain Business Combination Agreement dated as of the date hereof, among RWN, SPAC, and Lake Street Landlords, LLC, as in effect on the date hereof or as amended, restated, supplemented or otherwise modified with the consent of Purchaser.

(b) “DeSPAC Transaction” means the transactions contemplated in the BCA.

(c) “Equity Line of Credit” means that certain Common Stock Purchase Agreement, by and between CF Principal Investments LLC and the SPAC, dated as of the date hereof, a form of which has been provided to Purchaser.

(d) “Forbearance Period” means the period commencing on the date hereof and ending on the date which is the earliest of (i) (A) prior to consummation of the DeSPAC the “Termination Date” (as defined in the BCA) or (B) upon consummation of the DeSPAC Transaction, the Due Date; or (ii) the occurrence of any Termination Event.

(e) “Interest Rate” means, during the Forbearance Period, twelve percent (12.0%) per annum, and during the occurrence and continuation of an Event of Default (other than a Specified Default), without notice to or action by any party, sixteen percent (16.0%) per annum.

(f) “PubCo Class A Shares” means the PTIC II Class A Shares (as defined in the BCA) issuable to the Purchaser in exchange for the PubCo Class B Shares.

(g) “PubCo Class B Shares” means the PTIC II Class B Shares (as defined in the BCA) and NewCo LLC Class B Units (as defined in the BCA) issued to the Purchaser in connection with the closing of the DeSPAC Transaction.

(h) “PubCo Shares” means, collectively, the PubCo Class A Shares and/or the PubCo Class B Shares, as applicable.

(i) “SPAC” means PropTech Investment Corporation II.

(j) “SPA Amendment” means that certain Amendment to Securities Purchase Agreement, dated March 25, 2021, by and among Borrowers and Purchaser.

(k) “Sponsor” means Northern Pacific Growth Investment Advisors, LLC or any of its controlled Affiliates.

(l) “Termination Event” means (i) the initiation of any action by any Borrower, any other Loan Party or any Releasing Party (as defined herein) to invalidate or limit the enforceability of any of the acknowledgments set forth in Section 2, the release set forth in Section 9.6 or the covenant not to sue set forth in Section 9.7, (ii) at the election of Purchaser, the occurrence or existence of any Event of Default, other than the Specified Defaults, (iii) the BCA is terminated; or (iv) at any time after consummation of the DeSPAC Transaction, the PubCo Class A Shares are subject to any lock-up or other contractual transfer restriction or the PubCo Class B Shares are no longer exchangeable into the PubCo Class A Shares.

SECTION 2. ACKNOWLEDGMENTS

2.1. Acknowledgment of Secured Obligations. Each Borrower hereby acknowledges, confirms and agrees that as of the date hereof (a) Borrowers are indebted to Purchaser in respect of the Note in the principal amount of $9,259,984.57, inclusive of all interest accruing through the date hereof, which is hereby capitalized and added to (and included in the foregoing) principal amount and (b) all of the Secured Obligations, together with interest accrued and accruing thereon, and all fees, costs, expenses and other charges now or hereafter payable by any Borrower to Purchaser, are unconditionally owing by Borrowers to Purchaser, without offset, defense or counterclaim of any kind, nature or description whatsoever.

2.2. Acknowledgment of Security Interests. Each Borrower hereby acknowledges, confirms and agrees that Purchaser has, and will continue to have, valid, enforceable and perfected first-priority continuing liens (subject only to the Permitted Liens) upon and security interests in the Collateral heretofore granted to Purchaser, pursuant to the Purchase Agreement and the Security Agreements or otherwise granted to or held by Purchaser.

2.3. Binding Effect of Documents. Each Issuer hereby acknowledges, confirms and agrees that: (a) this Agreement constitutes a Loan Document, (b) each of the Purchase Agreement, the Note and the other Loan Documents to which it is a party has been duly executed and delivered to Purchaser by such Borrower, and each is and will remain in full force and effect as of the date hereof except as modified pursuant hereto, (c) the agreements and obligations of such Borrower contained in such documents and in this Agreement constitute the legal, valid and binding Secured Obligations of such Borrower, enforceable against it in accordance with their respective terms, and such Borrower has no valid defense to the enforcement of such Secured Obligations, (d) Purchaser is and will be entitled to the rights, remedies and benefits provided for under the Purchase Agreement and the other Loan Documents and applicable law and (e) each Borrower shall comply with all limitations, restrictions or prohibitions that would otherwise be effective or applicable under the Purchase Agreement or any of the other Loan Documents during the continuance of any Event of Default, and except to the extent expressly provided otherwise in this Agreement, any right or action of any Borrower set forth in the Purchase Agreement or the other Loan Documents that is conditioned on the absence of any Event of Default may not be exercised or taken as a result of the Specified Defaults.

SECTION 3. FORBEARANCE IN RESPECT OF SPECIFIED DEFAULTS

3.1. Acknowledgment of Default. Each Borrower hereby acknowledges and agrees that the Specified Defaults have occurred and are continuing, each of which constitutes an Event of Default and entitles Purchaser to exercise its rights and remedies under the Purchase Agreement and the other Loan Documents, applicable law or otherwise. Each Borrower represents and warrants that as of the date hereof, no Events of Default exist other than the Specified Defaults. Each Borrower hereby acknowledges and agrees that Purchaser has the exercisable right to declare the Secured Obligations to be immediately due and payable under the terms of the Purchase Agreement and the other Loan Documents but that the Purchaser has not declared the Secured Obligations to be immediately due and payable as of the date hereof.

3.2. Forbearance.

(a) In reliance upon the representations, warranties and covenants of Borrower contained in this Agreement, and subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, Purchaser agrees to forbear during the Forbearance Period from exercising its rights and remedies under the Purchase Agreement and the other Loan Documents or applicable law in respect of the Specified Defaults; provided that the parties acknowledge that the Secured Obligations shall continue to bear interest at the Interest Rate.

(b) Upon the expiration or termination of the Forbearance Period, the agreement of Purchaser to forbear will automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be to permit Purchaser to exercise immediately all rights and remedies under the Purchase Agreement and the other Loan Documents and applicable law, including, but not limited to, accelerating all of the Secured Obligations under the Purchase Agreement and the other Loan Documents, in all events, without any further notice to any Borrower, passage of time or forbearance of any kind.

3.3. Consent to DeSPAC Transaction. The Purchaser hereby consents to the Loan Parties’ entry into the BCA and the Equity Line of Credit and the consummation of the transactions contemplated thereby on the terms previously provided, and hereby waives any Event of Default that would arise therefrom under the Purchase Agreement.

3.4. No Waivers; Reservation of Rights.

(a) Purchaser has not waived, is not by this Agreement waiving, and has no intention of waiving, any Events of Default which may be continuing on the date hereof or any Events of Default which may occur after the date hereof (whether the same or similar to the Specified Defaults or otherwise), and Purchaser has not agreed to forbear with respect to any of their rights or remedies concerning any Events of Default (other than, during the Forbearance Period, the Specified Defaults to the extent expressly set forth herein) occurring at any time.

(b) Subject to Section 3.2 above (solely with respect to the Specified Defaults), Purchaser reserves the right, in its discretion, to exercise any or all of its rights and remedies under the Purchase Agreement and the other Loan Documents as a result of any other Events of Default occurring at any time. Purchaser has not waived any of such rights or remedies, and nothing in this Agreement, and no delay on its part in exercising any such rights or remedies, may or will be construed as a waiver of any such rights or remedies.

3.5. Additional Events of Default. The parties hereto acknowledge, confirm and agree that any misrepresentation by any Borrower, or any failure of any Borrower to comply with the covenants, conditions and agreements contained in (i) this Agreement, or (ii) the Purchase Agreement or any other Loan Document or in any other agreement, document or instrument at any time executed or delivered by any Borrower with, to or in favor of Purchaser (in each case as the same may be modified or amended by the SPA Amendment or this Agreement) will constitute an immediate Event of Default under this Agreement, the Purchase Agreement and the other Loan Documents. In the event that any Person, other than Purchaser, will at any time exercise for any reason (including, without limitation, by reason of any Specified Defaults, any other present or future Event of Default, or otherwise) any of its rights or remedies against any Borrower or any obligor providing credit support for any Borrower’s obligations to such other Person, or against any Borrower’s or such obligor’s properties or assets, such event will constitute an immediate Event of Default hereunder and an Event of Default under the Purchase Agreement and the other Loan Documents (without any notice or grace or cure period).

SECTION 4. AMENDMENTS TO PURCHASE AGREEMENT AND TO NOTE

Subject to the satisfaction of the conditions set forth below, and in reliance on the representations, warranties, covenants and other agreements contained herein, Purchaser hereby agrees with the Borrower that the Purchase Agreement and the Note, as applicable, are hereby amended as follows:

4.1. The two numbered paragraphs on page (i) of the Note is hereby amended by deleting the text thereof in its entirety and inserting the following:

(1) Commencing December 1, 2016, and continuing on the first day of each month thereafter until the Due Date (as defined below), Makers will make consecutive monthly payments of unpaid interest accrued at the Interest Rate on the unpaid principal on the first (1st) day of each month.

(2) Makers’ final payment will be due June 30, 2023 (the “Due Date”), and will be for all unpaid principal, and the accrued unpaid interest plus all unpaid charges due and owing to Payee under this Note, if any.

4.2. The definition of “Loan Documents” is hereby amended by deleting the parenthetical at the end thereof and inserting “(other than the agreements and documents pertaining to the Operating Agreement, the Units or any other equity interests of the Borrowers, and any PubCo Shares issued in exchange therefor or in lieu thereof)”

4.3. Effective upon consummation of the DeSPAC Transaction, Section 6.5.9 of the Purchase Agreement is hereby deleted; provided, that the foregoing shall not constitute a waiver of any Specified Defaults, which shall remain outstanding notwithstanding the deletion of Section 6.5.9.

4.4. Section 6.5.10 of the Purchase Agreement is hereby amended by deleting the first sentence thereof and inserting the following:

Prior to consummation of the DeSPAC Transaction, designate or elect as a member of the Board of Managers, an individual nominated by Purchaser.

4.5. Section 6.6 of the Purchase Agreement is hereby amended by deleting the text thereof in its entirety and inserting the following:

In the event At any time within sixty (60) days following either (i) the full and final discharge of the Note or (ii) a Triggering Event, the Purchaser may deliver to the Borrowers written notice requiring redemption of all some or all of Purchaser’s Units (the “Redemption Request”).

Unless prohibited by applicable law, Units owned by Purchaser shall be redeemed by the Borrowers at a price equal to the Fair Market Value (as defined below) of such Units as of the date of receipt of the Redemption Request (the “Redemption Price”).

“Fair Market Value” of the Units shall be the number of Units subject to the Redemption Notice multiplied by the value of a single Unit as mutually agreed upon by the Borrowers and the Purchaser, and, in the event that they are unable to reach agreement, by a third-party appraiser agreed to by the Borrowers and the Purchaser.

Upon receipt of a Redemption Request, the Borrowers shall apply all of their assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by applicable law.

The date that is 90 days after the date of the Redemption Request shall be referred to as the “Redemption Date.” On the Redemption Date, the Borrowers shall redeem the Units subject to the Redemption Request. If, on the Redemption Date, applicable law prevents the Borrowers from redeeming all Units to be redeemed, the Borrowers shall redeem the maximum number of Units that they may redeem consistent with applicable law, and shall redeem the remaining Units as soon as lawful under applicable law.

The Redemption Price shall be paid in full, in cash upon the Redemption Date; provided, that if and to the extent that the Board of Managers determines, in good faith that payment of the full amount of the Redemption Price in cash on the Redemption Date will adversely affect the Borrowers, the Borrowers may, at their option, pay all or a portion of the Redemption Price in the form of a promissory note, which will have a term of two (2) years and otherwise be on the same terms and conditions as the Note issued pursuant to this Agreement or otherwise on terms mutually acceptable to the Borrowers and the Purchaser (a “Redemption Note”); provided further, that the Borrowers may only exercise their option to issue a Redemption Note if all holders of Units are to receive similar Redemption Notes on the Redemption Date for the same ratable portion of the aggregate redemption price payable to such holders of Units as being paid hereunder.

This Section 6.6 shall terminate with immediate force and effect concurrently with the consummation of the DeSPAC Transaction with no action required on the part of any of the Loan Parties or Purchaser.

4.6. During the Forbearance Period, the application of Section 2.3 of the SPA Amendment shall be suspended, and no additional Units shall be delivered thereunder. Upon consummation of the DeSPAC Transaction, such provision shall be terminated, and all suspended rights to additional Units thereunder shall be deemed canceled (and no such rights to additional Units shall give rise to any entitlement to additional PropCo shares or other consideration in connection with the DeSPAC Transaction). In the event that the Forbearance Period terminates prior to the consummation of the DeSPAC Transaction, (i) all rights under Section 2.3 of the SPA Amendment shall no longer be suspended, (ii) immediately upon such termination, the Loan Parties shall be deemed to have issued to the Purchaser all Units to which the Purchaser would have been entitled but for this Section 4.6, and (iii) Purchaser shall thereafter be entitled to receive (and the Loan Parties shall deliver) all Units to be issued in connection therewith.

Additionally, as a result of the occurrence and continuance of the Specified Defaults, the Loan Parties acknowledge and agree that Purchaser has no obligation, and no intention, to purchase any additional Notes or Units or make any additional advances under Section 2.4 of the Purchase Agreement.

SECTION 5. COVENANTS

5.1. Information Delivery. Each Borrower hereby covenants and agrees at all times during and following the Forbearance Period to:

(a) Promptly and in any event within two (2) business days following receipt thereof, provide to Purchaser (i) notice and copies of any amendments, amendments and restatements, supplements or other modifications to the BCA and any other document executed or to be executed in connection with the DeSPAC Transaction and (ii) notice and copies of any communications sent or received by Borrower or SPAC (or their respective Affiliates) to any governmental authority with respect to HSR Act clearance;

(b) Promptly and in any event within two (2) business days after receipt thereof, provide to Purchaser any notice received (whether written or oral) of breach or default under, or termination or threatened termination of the BCA;

(c) At least one (1) business day after such consummation, provide to Purchaser notice of the consummation of the DeSPAC Transaction in accordance with the terms of the BCA and applicable law, which such notice shall attach evidence satisfactory to the Purchaser of such consummation; and

(d) Promptly and in any event within two (2) business days following receipt thereof, provide to Purchaser copies of all notices and other material communications from or with the United States Securities and Exchange Commission or any other official governmental body with respect to the DeSPAC Transaction.

5.2. Redemption of Units Upon Consummation of DeSPAC. The Borrowers hereby covenant and agree to repurchase and/or redeem the PubCo Class B Shares immediately upon consummation of the DeSPAC Transaction, subject to the following:

(a) No payment shall be required until the Borrowers and SPAC collectively receive Transaction Proceeds (defined below) of not less than $96,600,000 (calculated as the amount sufficient to pay all fees, costs and expenses in connection with the DeSPAC Transaction (up to $35,000,000), payment in full of the Notes, and cash to be retained by the Borrowers and SPAC in the amount of $50,000,000) (the “Proceeds Threshold”). Each dollar of Transaction Proceeds in excess of the Proceeds Threshold shall be used to redeem the PubCo Class B Shares at the PubCo Share Redemption Price until all PubCo Class B Shares have been redeemed.

(b) The “PubCo Share Redemption Price” shall mean $10.00 per PubCo Class B Share (it being understood that the aggregate Redemption Price shall equal $11,968,079, with the per share or unit price adjusted accordingly).

(c) “Transaction Proceeds” shall mean all cash proceeds received by any Borrower, SPAC (or any successor thereto) in connection with the DeSPAC Transaction, consisting of availability under any credit facility or committed financing available to any Borrower expressly for redemptions of equity as a contemplated use of proceeds (but expressly excluding (i) any lines of credit or credit facilities for general working capital or general operating purposes and (ii) the Equity Line of Credit) following consummation of the DeSPAC Transaction, amounts received by SPAC in any “PIPE” equity or convertible debt financing, and remaining proceeds in SPAC’s trust account after payment of redemptions in connection with the DeSPAC Transaction.

5.3. Equity Line of Credit. Each Borrower hereby covenants and agrees for itself, and on behalf of SPAC, that until the Secured Obligations are paid and satisfied in full, in cash, any and all net proceeds from the Equity Line of Credit shall be used solely to pay (i) any unpaid Transaction Expenses (other than Sponsor Transaction Fees) and then (ii) the Secured Obligations until all Secured Obligations have been paid in full, in cash.

5.4. Tax Receivable Agreement. Purchaser shall not be entitled to any payments or any other rights under that certain Tax Receivable Agreement, to be entered into on the Closing Date of the BCA.

5.5. Registration of PubCo Class A Shares. Borrowers shall file a resale registration statement on form S-1 with the SEC for the resale of the PubCo Class A Shares (the “Resale Registration Statement”) on or before the first Business Day on or after 14 days following consummation of the DeSPAC Transaction. The Borrowers shall use commercial best efforts to have the Resale Registration Statement for the PubCo Class A Shares declared effective as soon as possible following the filing thereof. The Borrowers shall use commercially reasonable efforts following the effectiveness of the Resale Registration Statement to ensure that the PubCo Class A Shares are (i) at all times subject to an effective registration statement until such PubCo Class A Shares are sold and disposed of to an unaffiliated third party and (ii) listed on NASDAQ and/or each securities exchange or automated quotation system on which similar securities issued by the SPAC are then listed.

The Borrowers acknowledge and agree that any breach by the Borrowers of any of the covenants set forth in this Section 5 shall constitute an immediate Event of Default under the Loan Documents.

SECTION 6. SPONSOR TRANSACTION FEES.

6.1. Subordination of Sponsor Transaction Fees. Sponsor covenants and agrees that (i) all fees and other payments (other than the reimbursement of reasonable and documented out of pocket costs and expenses) due and payable to Sponsor in connection with the DeSPAC Transaction (all such fees, “Sponsor Transaction Fees”) are hereby subordinated in right of payment to the payment in full, in cash, of the Secured Obligations and (ii) until the Secured Obligations are paid in full, in cash, Sponsor shall not accept, retain or receive any payments in respect of Sponsor Transaction Fees. Borrowers covenant and agree not to make any payments to Sponsor or any of its Affiliates in respect of Sponsor Transaction Fees until the payment in full, in cash, of all Secured Obligations.

6.2. Payments Received by Sponsor. Should any payment or other distribution (whether in cash or otherwise, and from whatever source) received by Sponsor or any of its Affiliates in violation of Section 6.1 the recipient thereof shall receive and hold the same in trust, segregated from all other funds, for the benefit of the Purchaser, and shall forthwith deliver the same to the Purchaser in precisely the form received (with such endorsements or assignments as necessary to effectuate transfer to the Purchaser), for application to the Secured Obligations.

6.3. Continuing Subordination. The provisions of this Section 6 is a “subordination agreement” for purposes of Section 510 of the Bankruptcy Code, and shall continue before and after the commencement of any insolvency proceeding (including a proceeding under the Bankruptcy Code).

SECTION 7. REPRESENTATIONS AND WARRANTIES

Each Borrower hereby represents, warrants and covenants as follows:

7.1. Representations in the Purchase Agreement and the Other Loan Documents. Each of the representations and warranties made by or on behalf of each Borrower to Purchaser in the Purchase Agreement or any of the other Loan Documents was true and correct when made, and is, except representations relating to whether a Default or Event of Default has occurred (and in such case, solely excluding the Specified Defaults), true and correct on and as of the date of this Agreement with the same full force and effect as if each of such representations and warranties had been made by each Borrower on the date hereof and in this Agreement.

7.2. Binding Effect of Documents. This Agreement has been duly authorized, executed and delivered to Purchaser by each Borrower and Sponsor, is enforceable in accordance with its terms and is in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

7.3. No Conflict. The execution, delivery and performance of this Agreement by each Borrower and Sponsor will not violate any requirement of law or contractual obligation of any Borrower and will not result in, or require, the creation or imposition of any lien on any of their respective properties or revenues.

SECTION 8. CONDITIONS TO EFFECTIVENESS OF CERTAIN PROVISIONS OF THIS AGREEMENT

The effectiveness of the terms and provisions of this Agreement is subject to the following conditions precedent:

(a) Purchaser’s receipt of this Agreement, duly authorized, executed and delivered by each Borrower and Sponsor, together with such other documents, agreements and instruments as Purchaser may require or reasonably request;

(b) Purchaser’s receipt of all fees and other amounts payable on or prior to the closing date of this Agreement, including all attorneys’, consultants’ and other professionals’ fees and expenses incurred by Purchaser;

(c) Purchaser’s receipt of evidence satisfactory to the Purchaser in its sole and absolute discretion that this Agreement and the transactions contemplated hereby were duly authorized by the board of directors (or equivalent governing body) of the Borrower, which Purchaser acknowledges was satisfied at the RWN meeting of the members of the Board of Managers held on May 12, 2022; and

(d) All representations under this Agreement and the Loan Documents are true and correct in all material respects (other than any representations or warranties which contain a materiality or similar qualification, which shall be true and correct in all respects).

SECTION 9. MISCELLANEOUS

9.1. Continuing Effect of Purchase Agreement. Except as modified pursuant hereto, no other changes or modifications to the Purchase Agreement or any other Loan Document are intended or implied by this Agreement and in all other respects the Purchase Agreement and the other Loan Documents hereby are ratified and reaffirmed by all parties hereto as of the date hereof. To the extent of any conflict between the terms of this Agreement, the Purchase Agreement and the other Loan Documents, the terms of this Agreement will govern and control. The Purchase Agreement and this Agreement will be read and construed as one agreement.

9.2. Costs and Expenses. In addition to, and without in any way limiting, the obligations of Borrowers set forth in Section 8.1 of the Purchase Agreement, each Borrower absolutely and unconditionally agrees to pay to Purchaser, on demand by Purchaser at any time, whether or not all or any of the transactions contemplated by this Agreement are consummated: all fees, costs and expenses incurred by Purchaser and any of its respective directors, officers, employees or agents (including, without limitation, fees, costs and expenses incurred of any counsel to Purchaser), regardless of whether Purchaser or any such other Person is a prevailing party, in connection with (a) the preparation, negotiation, execution, delivery or enforcement of this Agreement, the Purchase Agreement, the other Loan Documents and any agreements, documents or instruments contemplated hereby and thereby, and (b) any investigation, litigation or proceeding related to this Agreement, the Purchase Agreement or any other Loan Document or any act, omission, event or circumstance in any matter related to any of the foregoing.

9.3. Further Assurances. At Borrowers’ expense, the parties hereto will execute and deliver such additional documents and take such further action as may be necessary or desirable to effectuate the provisions and purposes of this Agreement.

9.4. Successors and Assigns; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. No Person other than the parties hereto and, in the case of Sections 9.6 and 9.7 hereof, the Releasees, shall have any rights hereunder or be entitled to rely on this Agreement and all third-party beneficiary rights (other than the rights of the Releasees under Sections 9.6 and 9.7 hereof) are hereby expressly disclaimed.

9.5. Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and releases of each Borrower made in this Agreement or any other document furnished in connection with this Agreement will survive the execution and delivery of this Agreement and the Forbearance Period, and no investigation by Purchaser, or any closing, will affect the representations and warranties or the right of Purchaser to rely upon them.

9.6. Release.

(a) In consideration of the agreements of Purchaser contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Borrower, Sponsor and each other Loan Party, on behalf of itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (each Borrower, each other Loan Party and all such other Persons and agents acting in any such capacity, being hereinafter referred to collectively as the “Releasing Parties” and individually as a “Releasing Party”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Purchaser and each of Purchaser’s successors and assigns, present and former shareholders, members, managers, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (Purchaser and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from any and all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every kind and nature, known or unknown, suspected or unsuspected, at law or in equity, which any Releasing Party or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date of this Agreement, in each case for or on account of, or in relation to, or in any way in connection with this Agreement, the Purchase Agreement, any of the other Loan Documents or any of the transactions hereunder or thereunder. Releasing Parties hereby represent to the Releasees that they have not assigned or transferred any interest in any Claims against any Releasee prior to the date hereof.

(b) Each Borrower, Sponsor and each other Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense to any Claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each Borrower, Sponsor and each other Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered will affect in any manner the final, absolute and unconditional nature of the release set forth above.

9.7. Covenant Not to Sue. Each Releasing Party hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Releasing Party pursuant to Section 9.6 above. If any Releasing Party violates the foregoing covenant, each Borrower, for itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

9.8. Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable will not impair or invalidate the remainder of this Agreement.

9.9. Reviewed by Attorneys. Each Borrower represents and warrants to Purchaser that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to discuss this Agreement with, and have this Agreement reviewed by, such attorneys and other persons as such Borrower may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Agreement nor the other documents executed pursuant hereto will be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

9.10. Disgorgement. If Purchaser is, for any reason, compelled by a court or other tribunal of competent jurisdiction to surrender or disgorge any payment, interest or other consideration described hereunder to any person because the same is determined to be void or voidable as a preference, fraudulent conveyance, impermissible set-off or for any other reason, such indebtedness or part thereof intended to be satisfied by virtue of such payment, interest or other consideration will be revived and continue as if such payment, interest or other consideration had not been received by Purchaser, and Borrowers will be liable to, and will indemnify, defend and hold Purchaser harmless for, the amount of such payment or interest surrendered or disgorged. The provisions of this Section will survive repayment of the Secured Obligations or any termination of the Purchase Agreement or any other Loan Document.

9.11. Tolling of Statute of Limitations. Each and every statute of limitations or other applicable law, rule or regulation governing the time by which Purchaser must commence legal proceedings or otherwise take any action against any Borrower or any other Loan Party with respect to any breach or default that exists on or prior to the expiration or termination of the Forbearance Period and arises under or in respect of the Purchase Agreement or any other Loan Document shall be tolled during the Forbearance Period. Each Borrower and each other Loan Party agrees, to the fullest extent permitted by law, not to include such period of time as a defense (whether equitable or legal) to any legal proceeding or other action by Purchaser in the exercise of its rights or remedies referred to in the immediately preceding sentence.

9.12. Relationship. Each Borrower agrees that the relationship between Purchaser and such Borrower is that of creditor and debtor and not that of partners or joint venturers. This Agreement does not constitute a partnership agreement, or any other association between Purchaser and any Borrower. Each Borrower acknowledges that Purchaser has acted at all times only as a creditor to such Borrower within the normal and usual scope of the activities normally undertaken by a creditor and in no event has Purchaser attempted to exercise any control over such Borrower or its business or affairs. Each Borrower further acknowledges that Purchaser has not taken or failed to take any action under or in connection with its respective rights under the Purchase Agreement or any of the other Loan Documents that in any way or to any extent has interfered with or adversely affected such Borrower’s ownership of Collateral.

9.13. No Effect on Rights Under Subordination Agreements. Purchaser’s agreement pursuant to Section 3.2 of this Agreement shall not extend to any of Purchaser’s rights or remedies under any subordination or intercreditor agreement to which Purchaser is a party, it being understood that the Specified Defaults shall at all times constitute Events of Default for purposes of any applicable subordination or intercreditor agreement to which Purchaser is a party, and Purchaser shall at all times be permitted to enforce all rights and remedies in respect thereof.

9.14. Governing Law: Consent to Jurisdiction and Venue. THIS AGREEMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH BORROWER AND PURCHASER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER OR PURCHASER, AS APPLICABLE, BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER OR PURCHASER, AS APPLICABLE, AT THE ADDRESS SET FORTH IN THE CREDIT AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

9.15. Jury Trial Waivers. EACH BORROWER AND PURCHASER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH BORROWER AND PURCHASER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH BORROWER AND PURCHASER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

9.16. Counterparts. This Agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement.

[signatures on following pages]

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the day and year first above written.

BORROWERS:	RW NATIONAL HOLDINGS, LLC

	By:	/s/ Christopher Laurence
	Name:	Christopher Laurence
	Title:	Chief Executive Officer

RW OPCO, LLC

	By:	/s/ Christopher Laurence
	Name:	Christopher Laurence
	Title:	Chief Executive Officer

SPONSOR:	NORTHERN PACIFIC GROWTH INVESTMENT ADVISORS, LLC

By:
	Name:	Scott Honour
	Title:	Authorized Signer

Signature Page to Omnibus Amendment to Purchase Agreement and 12% Secured Promissory Note

PURCHASER:	ST. CLOUD CAPITAL PARTNERS III SBIC, L.P.

	By:	SCGP III SBIC, LLC, its general partner

	By	/s/ Kacy Rozelle
	Name	Kacy Rozelle
	Title	Managing Member

Signature Page to Omnibus Amendment to Purchase Agreement and 12% Secured Promissory Note

EXHIBIT A

to

FORBEARANCE AND OMNIBUS AMENDMENT

SPECIFIED DEFAULTS

Existing Defaults

1.	An Event of Default under Section 4.1.2 of the Note as a result of the Borrowers’ failure to maintain the required Total Debt to EBITDA Ratio under Section 6.5.9 of the Purchase Agreement for the fiscal quarters ended September 30, 2021, December 31, 2021 and March 31, 2022.

2.	An Event of Default under Section 4.1.2 of the Note as a result of the Borrowers’ failure to maintain the required minimum fixed charge coverage ratio under Section 6.5.9 of the Purchase Agreement for the fiscal quarters ended September 30, 2021, December 31, 2021 and March 31, 2022.

3.	An Event of Default under Section 4.1.2 of the Note as a result of the Borrowers’ failure to timely deliver audited financial statements for the period ended December 31, 2021 on or before the date required pursuant to Section 6.1.3 of the Purchase Agreement.

Anticipated Defaults

1.	Events of Default under Section 4.1.2 of the Note as a result of the Borrowers’ failure to satisfy the financial covenants in Section 6.5.9 of the Purchase Agreement